Exhibit 99.1


 Balchem Corporation Purchases Certain Business Assets of Chinook Global Limited

      New Hampton, New York, March 19, 2007 - Balchem Corporation (NASDAQ: BCPC) today announced that its subsidiary, BCP Ingredients, Inc. acquired certain choline chloride business assets of Chinook Group Limited of Sombra, Ontario, Canada. Financial terms will be disclosed in SEC filings relating to the transaction.

      The acquisition will be integrated into BCP Ingredients' existing choline chloride manufacturing operations in Verona, Missouri and St. Gabriel, Louisiana. "We are excited at the prospect of enhancing our ability to service the animal nutrition marketplace from our strategically located facilities. Global market dynamics require suppliers to gain scale in order to effectively and economically produce and distribute quality product. Our focused efforts on choline will enable us to contribute to the development of efficient, high performance diets formulated by nutritional experts," said Balchem President and CEO, Dino Rossi. "This acquisition is one more building block in our growth strategy for the animal nutrition and health industry, and a wonderful opportunity for Balchem to implement, and for the consumer to realize, more fully, our synergies which are derived across multiple integrated business segments."

      Choline chloride is an essential nutrient for optimum animal growth, and is integral in building, regulating, and maintaining cell membrane integrity and porosity. It also acts as a lipotropic agent, which aids in the utilization and outward transport of fat in the liver. Choline and choline derivatives are also used in many other industrial applications.

About Balchem Corporation

Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients, our unencapsulated feed supplements segment. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.


Contact:    Frank Fitzpatrick, Chief Financial Officer
            Telephone:  845-326-5600